EXHIBIT 99.2

The SCO Group, Inc.
Earnings Conference Call
Moderator: Darl McBride
December 21, 2004
4:00 p.m. CT

(Blake Stowell, PR Director):  Good day everyone and welcome to The SCO Group’s fiscal fourth quarter and year end 2004 earnings conference call.  At this time, everyone is in listen-only mode.  Later, a question and answer session will be opened.  During the call, the company will only be providing a general update on the status of our pending litigation and cannot address evidence, rulings, strategies, or other specific details.

Today’s call is being recorded.  Participating on the call today are Darl McBride, President and Chief Executive Officer; and Bert Young, Chief Financial Officer.  Each of you should have a copy of the press release issued this afternoon containing our results which we will be discussing further in this call.

I wish to point out to the participants on today’s conference call that the information provided during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are made only as of the date of this conference call and we undertake no obligation to update or revise the forward-looking information whether as a result of new information, future developments, or otherwise.

Our performance is subject to significant risks and uncertainties known and unknown that could cause our actual results to differ materially from those that may be anticipated by the forward-looking statements.  These risks and uncertainties may cause our actual results, level of activity, performance, or achievements to be materially different from any projections or future results implied by these forward-looking statements.

Accordingly, you should not place undue reliance on these forward-looking statements.  For a full discussion of these and other risks and uncertainties please see our annual report on form 10K from the fiscal year ended October 31, 2003 and our quarterly reports on form 10Q for the first quarter ended January 31, 2004, the second quarter ended April 30, 2004, the third quarter ended July 31, 2004, and other reports we have filed with the SEC, all available at www.sco.com.

I will now turn the call over to Darl McBride, President and Chief Executive Officer of The SCO Group.

(Darl McBride):  OK, thanks Blake and thanks everyone for joining us on today’s call.  Building on a positive third quarter, I’m pleased to say that we have continued to further our business objectives in the fourth quarter and ended the year on an upbeat note.  With greater detail to come, we are pleased to note that our core units business is generating meaningful cash flow and is poised to continue that trend into our 2005 fiscal year.

As an organization during Q4, we continued to innovate and introduce new programs in the market place and we successfully capped our attorneys’ fees.  The combination of the solid operating results in our UNIX business and the cap on the cost of litigation will ensure we can remain steadfastly focused on driving success in both the market place and in the courtroom and demonstrate our focus on taking whatever steps are necessary to ensure success in both areas.

I’ll turn the call over now to Bert Young for an overview of the company’s financial results.  Bert?

(Bert Young):  Thanks Darl.  Good afternoon everyone.  The company reported revenue in quarter four of $10.1 million for this fourth quarter fiscal year 2004 as compared to revenue of $24.3 million for the comparable quarter of the prior year.  The net loss for the fourth quarter was $6.5 million, or 37 cents per diluted common share compared to a net loss of $1.6 million, or 12 cents per diluted common share reported in the comparable quarter of the prior year.

Included in our fourth quarter net loss to common stockholders was $2.7 million in charges related to a restructuring of our operations, reductions in force, and dispositions of long-lived assets which equates to 15 cents a share for that restructuring charge.  Nearly all of our quarterly revenue of $10.1 million came from our UNIX business.  UNIX revenue, however, was down year-over-year primarily as a result of continued competitive pressures for operating systems and was essentially flat sequentially.

The remaining revenue for the fourth quarter was derived from $120,000 in SCOsource licensing which represents a significant year-over-year decrease given the fourth quarter of 2003 was an exceptional quarter in which the company closed two large licenses.  As we have stated in previous quarters, we have cautioned that predicting this revenue stream of SCOsource is very challenging and will continue to be difficult to predict.

For fiscal year 2004, revenue was $42.8 million compared to revenue for fiscal year 2003 of $79.3 million.  For fiscal year 2004 the net loss to common shareholders was $16.2 million or $1.07 per diluted common share compared to net income attributable to common stockholders of $5.3 million or 34 cents per diluted common share.

Cash and available-for-sale securities were $31.4 million at October 31, 2004.  In addition, $5 million was placed in an escrow account and is classified as restricted cash that will be used to pay for certain expenses associated with our intellectual property litigation.  I will speak more on the cash situation in a minute.

For the fourth quarter, the cost of revenue for the UNIX business was $1.7 million resulting in gross margin of $8.2 million or 83 percent.  Cost and expenses for the UNIX business excluding the restructure and other losses on asset dispositions were $7.6 million and continue to trend downward as we expect.  These operating costs will be even lower in quarter one of fiscal year 2005 as a result of our recent restructuring of ongoing operations.  As a management team, we’re pleased with the progress we’ve made in the UNIX business despite a challenging and competitive operating environment.

As in previous quarters, we’re continuing to classify the legal and professional fees and other costs and expenses that relate directly to the enforcement of our intellectual property rights as cost of revenue. For the fourth quarter of fiscal year 2004 these costs were $4.3 million.  It was down significantly from the prior quarter as a result of our revised arrangement with Boies, Schiller & Flexner.  For the year, costs associated with the defense of our UNIX intellectual property classified as cost of revenue totaled $19.7 million.

As we look ahead to fiscal year 2005, we anticipate ongoing legal fees classified as cost of revenue will be approximately $3 million per quarter.  As we have previously indicated, our attorneys’ fees have now been capped.  We signed and completed and agreement with Boies, Schiller & Flexner that caps our legal fees and ensures we have their representation through the conclusion of the IBM litigation, including the appeal process.

The revised fee agreement limits the overall cash cost of the legal fees associated with our litigation from September 1, 2004 to a total of $31 million other than any contingency fees.  In return for this new fee arrangement we’ve agreed to increase the contingency associated with any award on a scale basis from 20 to 33 percent depending on the overall size of the judgment or settlement.  The revised agreement reinforces the commitment that Boies, Schiller & Flexner has in our cases.

Now turning back to our current cash situation, let me break down the cash and the litigation costs so you can understand these in more detail.  Of the approximate $31 million to be paid to Boies as a result of the new agreement, we paid $1.7 million in the fourth quarter, and as was previously mentioned, have placed $5 million in escrow leaving a balance of approximately $24.3 million that we need to pay Boies at the end of the quarter. If you subtract the $24.3 million from our closing cash balance of 31.4 as of October 31, we have approximately $7 million left over to operate the business going forward.

Now switching gears, let’s take a look at some of the changes that have occurred.  The restructuring continuing forward from previous efficiencies, we continue to be focused on bringing an added level of financial discipline to the company.  In the fourth quarter we made additional operational adjustments to both the UNIX and SCOsource businesses that will reduce ongoing operating expenses by approximately 10 percent per quarter and will further increase the efficiency of the Company’s operations.

And finally moving out of discussion of Q4 in 2004, let me mention something that has happened in quarter one and will be reported as part of our quarter one 2005 results.  We’ve recently concluded an intellectual property asset sale that was originally consummated in April 2003 with Center 7.  Under the original agreement from April 2003, SCO assigned Center 7 the copyright applications, trademarks, patent, and contracts related to Volution authentication, Volution online, and Volution manager update service.

As consideration for this assignment Center 7 issued to the company a $500,000 non-recourse promissory note secured by the assigned software that was originally due on April 30, 2005.  During the time the company was developing the assigned software it expensed all amounts for the research and development efforts.  As a result, at the time the promissory note was executed the company had no recorded basis in the assigned software.

Because the transfer of the assigned software was to a related party in exchange for promissory note, no gain was recognized by the company until the note was to be paid.  In November 2004 we agreed with Vintela, the successor company to Center 7, to forego any interest charges in return for an immediate payment of the $500,000.  On December 9, the company received the $500,000 payment from Vintela and will record the transaction in fiscal Q1 of 2005.

With that, I’ll now turn the call back over to Darl.

(Darl McBride):  OK, thanks Bert.  We can’t overstate the importance of our finalized agreement with our legal team.  We’ve always believed in the merits of our claims and that we are well-positioned in the litigation.  With this financial cap in place we can now say without hesitation that we are looking forward to having our case heard by a jury.  Importantly, the strength of our legal team has allowed the rest of us at SCO to concentrate on running our business.

I’d like to spend the remainder of our call addressing our business performance and prospects.  We’re pleased with the costs adjustments we’ve made in our UNIX business and that business’s focus on generating positive cash flow despite a challenging business environment.

Between UNIX products and services, we provided support to many customers in Q4.  Some of the more notable customers include Unisys, Family Mart, China Post, WebMD, Cyber Guard, Activant, Eckerd, City, CVS Pharmacy, Thomson Financial, U.S. Army, U.S. Navy, FAA, ProQuest, Unisys, Spectel, McDonald’s, Siemens, U.K. Ministry of Defense, Argos, and many others.

These deals were primarily related to our UNIX-ware and Open Server technology.  SCO office server 4.1, the company’s new e-mail and collaboration product, has begun to see interest in the market place.  During the 4th quarter the company shifted shipping SCO officer server 4.1 and has seen interest in customers and great reviews from the media.

In addition, during Q4 SCO launched its SCO market place site for third party developers to participate with SCO in development projects that will benefit future SCO products.  We see this as a win-win for SCO and the developer community extending SCO’s engineering team and providing new income opportunities for external developers.

On deck and on track for second calendar quarter of 2005 is a major upgrade to Open Server, code named Legend.  This is one of the most highly anticipated releases of SCO Open Server and represents significant development effort and investment by the Company.  Last August we provided more than 600 attendees at

SCO forum, our annual partners’ conference, with a sneak peak at many of the capabilities that will be added to this new version of open server and the feedback was overwhelmingly positive.

We believe the release of Legend will strengthen the overall ecosystem of partners, developers, customers, and resellers that rely on open server and will also present SCO with opportunities to upgrade our current install base.  On this, I’ll reiterate that we believe there is value in our UNIX licensing business and that we are offering our customers and potential customers value they must be made aware of.

There is continued interest in the licensing of our UNIX technology.  And we believe that when our legal claims are substantiated in a court of law we will see an increase in the demand for this licensing business.  Some end users have chosen to not wait for a court resolution and we’ve accommodated their request to license our intellectual property now.

Now moving on to a litigation update, during the last quarter our litigation efforts have centered on discovery and motion practice in the various cases.  We are awaiting rulings from the district courts in Utah on IBM’s motion for partial summary judgment on their 10th counterclaim relating to IBM’s Linux activities and our motion to dismiss the same counterclaim.

We are also waiting on rulings from the federal magistrate judge on our request for additional discovery from IBM.  The parties are also currently submitting briefings to the court relating to IBM’s motions for summary judgment on SCO’s breach of contract claims and on IBM’s eighth counterclaim for copyright infringement as well as concerning SCO’s motion to amend its complaint to add an additional claim for copyright infringement relating to IBM’s alleged use of unlicensed SCO code in AIX for Power.  We have no indication of when rulings might be issued on those motions.  Otherwise, we feel our case is developing well and the specifics of this are laid out in our filings with the court.

In the Novell case, Novell’s second motion to dismiss is scheduled for hearing on January 20th.  The issues involved in that motion are set forth in the – in the filings with the court.

The Red Hat case has been stayed by the court in Delaware pending developments in our resolution of the IBM matters.  No decision has been issued by the court on Red Hat’s request for reconsideration of the order staying the case.

In SCO’s case against Daimler Chrysler, earlier this year the Michigan state court dismissed SCO’s claim that Daimler had failed to adequately certify its compliance with its UNIX source code license but let stand SCO’s claim that Daimler’s certification was not made timely.  After the court dismissed the certification claim, we determined it would not be a wise use of resources to pursue the timeliness claim alone.

Therefore, we moved to stay that claim pending further clarification of the issues on the IBM case.  The court in Michigan denied our motion to stay.  But based on a stipulation of the parties, the court entered an order of dismissal without prejudice that permits us to re-file our claim later if necessary.  We may now pursue an appeal of the court’s certification ruling.

And then finally in the Auto Zone case filed in federal court in Nevada which is a claim for copyright infringement, the court granted Auto Zone’s motion to stay the case but allowed certain discovery to proceed to determine whether SCO was entitled to injunctive relief in the case.  We are currently evaluating that discovery.

So in summary then, we’ve accomplished a great deal during fiscal 2004 at SCO.  The company’s UNIX business is generating cash flow and will remain so going forward into fiscal year 2005.  We have launched more new products in 2004 than in recent years.  This effort continues to expand the way we work with our partners and for our customers.  And these products are being well received by the market place.

We consolidated our shareholder structure by removing the rights and preferences associated with BayStar and retired their preferred shares.  And we have advanced our legal cases with the most significant activity being the recent agreement inked with Boies, Schiller & Flexner that provides us newfound flexibility both in the business market and on the litigation front.  We look forward to having our cases heard in the courtroom.

So now I’ll turn the call over to the operator to open up the phone lines for whatever questions you might have.

(Operator):  The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you are using a speakerphone to listen to today’s conference, please make sure to disengage your mute function before signaling so that your signal may reach our equipment.  We will proceed in the order you signal and we will take as many questions as time permits.  Once again, please press star one on your touch-tone telephone at this time to ask a question.  We’ll pause for just a moment to assemble our roster.

Today’s first comes from Larry Solomon with Capital Guardian.

(Larry Solomon):  Yes, Darl the $24.3 million that you all paid to Boies, Schiller, when will that be paid?

(Bert Young):  Larry, it’s Bert.  Maybe I can answer that.  We paid about $13 million of that already right after we finished the quarter.  And then there’ll be a remaining amount of $2 million a quarter that will be paid over the next five quarters.

(Larry Solomon):  And what’s the rationale for paying them much of it upfront as opposed to paying them along the way?

(Bert Young):  Well, a good portion of the amount we paid them upfront was for amounts of work they previously performed for us, if you will, in accounts payable.  It’s just money we owed them.  So we just paid them the amounts that we’d already expensed on our records and that they’d invoiced us for and we got those paid.

(Larry Solomon):  Right, thanks.

(Operator):  We go next to Dion Cornett with Decatur Jones.

(Dion Cornett):  Hi Bert.  I just have a number of sort of quick admin questions.  What would share count have been had you been profitable?  What would share count be if you were acquired given the recent change in control provisions, head count?  And then finally, it looks like you may have undersold how successful this quarter was by not providing a pro-forma number which would have provided us sort of a 22 cent loss comparison instead of a 37 cent loss comparison.  Why the change in your reporting?

(Bert Young):  Well we’ve not provided pro-forma reporting before, Dion.  We’ve tried to – as you caught, in my comments I’ve tried to give the information so that you could see what the per share loss is without the restructure.  But we’ve not provided pro-forma earnings releases, that separate table, before and have chosen not to do it now just to be consistent and to keep it straightforward.

(Dion Cornett):  OK.  Share count?

(Bert Young):  The share count – you know I don’t have an estimate if we were profitable.  The share count in the press release was 17.4 million shares.

(Dion Cornet):  Obviously that number is lower than it would be if you were profitable per accounting rules.

(Bert Young):  Correct.  Yes, I guess I’d have to figure out how much profitability so we can get the weighted average there but we haven’t done that.

(Dion Cornett):  I mean obviously as investors look to calculate what their return could be on some large legal settlement you know a fully diluted share count including vested options would be a useful number as well.

(Bert Young):  Yes, it would be useful.  We haven’t provided that number before.  You know I’d have to go back and look at that and figure out what we could say about that.

(Dion Cornett):  How about headcount at quarter’s close?

(Bert Young):  Just under 200 in headcount.

(Dion Cornett):  OK.  And was there some reclassification between accounts payable and accrued expenses?  I noticed accounts payable shot up this quarter but accrued expenses dropped down significantly.

(Bert Young):  Yes, we had a big number last quarter in accrued expenses that we moved up into accounts payable.  And as I just mentioned to Larry Solomon, much of that was paid to Boies right after the end of the quarter.

(Dion Cornett):  But why the up-tick in accounts payable this quarter?

(Bert Young):  Well just moving from an accrued – an amount from their bills to getting the bills and getting it booked in payables and getting ready to pay it.  We just moved it from one account to the other as we got more detail on their billing.

(Dion Cornett):  OK.  All right.  Well congrats on the improvement in the core business.

(Bert Young):  Appreciate it.

(Darl McBride):  Thanks Dion.

(Operator):  And once again as a reminder if you would like to ask a question or if you have a follow-up question, please press star one to signal.  And as a reminder if you are using a speakerphone to listen to today’s presentation, please disengage your mute function before signaling so that your signal may reach our equipment.  Again, it is star one at this time for questions.

We’ll take our next question from Stephen Shankland with C-Net.

(Stephen Shankland):  Hi guys.  You’re talking obviously about your next technology, specifically Legend, the next version of open server.

(Darl McBride):  Right.

(Stephen Shankland):  You guys said earlier that’d be first quarter of 2005 earlier this year.  Now, it’s second quarter.  Why the slip?

(Darl McBride):  We’ve gone through the, you know, the – went into the beta process, getting feedback.  You know there’s nothing significant.  It’s maybe a movement of a couple of months.  We’re not talking about a big movement.  But, they’re just getting everything tightened down before it goes out.

(Stephen Shankland):  Is that going to have any financial effects?

(Darl McBride):  No.  I believe the – you know the opportunity for Legend is not going to be measured in weeks or months.  It’s going to be, we think, a substantial upgrade opportunity for customers as we go forward.  Typically at the end of a quarter – this type of product you don’t see a big rush of upgrade sales right at the beginning.  They will take it, they’ll go out and they’ll work with it.

The potential is to have a good impact on the year.  But you know we don’t see a substantial impact as it stands right now.

(Stephen Shankland):  Thanks.

(Darl McBride):  Thank you, Stephen.

(Operator):  And we’ll take our next question from Tom Isenberg with Open Road Partners.

(Tom Isenberg):  Yes, hello.  I’m relatively new to the company.  So I hope you’ll excuse my fundamental or preliminary type of questions.  BayStar,  I believe was their name, was a large shareholder and they’ve been sort of selling stock continually.  You also owed them some money.  I don’t know if I’ve seen the most recent balance sheet but you mentioned $31 million in cash plus $5 million in restricted cash.  That seems to be down more than what you used in operations and for legal fees in the past quarter since the – you know whatever it was – the previous 10Q.

So did you pay off their loan?  They had a $13 million loan.  And what was your relationship with them and why are they disengaging?  I realize I can ask them and probably might.  But I just thought I’d ask you now sort of what’s going on there in their sale of stock and then with the debt.  And that’s really about it.  Thank you.

(Bert Young):  Yes.  So Tom, Bert Young here.  Let me probably address that.  I think you’d have to talk to BayStar about their selling.  I can’t speak for them on that.  But, I can tell you what we’ve talked about previously.  At the end of the last quarter, we had agreed with BayStar to convert their previous stock position which was a preferred stock into shares of common stock with also a cash payment which we – you see booked there last quarter as a payable.  And we also had restricted cash of that amount.

When we finished quarter three and moved into quarter four, we paid that amount to them as part of the conversion of their preferred position into common stock.  So that position has been paid and closed.  We’ve issued now common shares to them.  And then as you note, they have done some selling this quarter.  And you’d probably have to talk to them about what their strategy and plan is for that.

(Tom Isenberg):  What was your – what was your relationship in the beginning?  Did they help fund you and all that and made the loans, et cetera?

(Bert Young):  Yes.  What happened is a little over a year ago BayStar and another shareholder with them, RBC Capital, invested $50 million in the company for this preferred stock position.  And then over this year that position’s been converted into common stock and then $13 million payment back to them.

(Darl McBride):  In return for listing the preferred …

(Bert Young):  Yes, in return for turning preferred into common stocks.  That’s kind of a quick history of the last year.

(Tom Isenberg):  All right.  Just trying to go back.  Did you just release a balance sheet?  A gentleman was speaking about accounts payable and all.  Maybe I missed it?

(Bert Young):  In the press release – attached to our press release is a balance sheet comparative year-over-year and a quarterly and year end income statement.

(Tom Isenberg):  Interesting.

(Bert Young):  It should be attached to the press release that was released about an hour and a half ago.

(Tom Isenberg):  Yes.  Just bear with me one minute.  I don’t know why I’m not getting that on my newswire.  Here we go.  All right.  So how much was your cash down from the last quarter?

(Bert Young):  So from the last quarter – if you don’t include restricted cash to BayStar, we’re down just over $6 million.  That $6 million is made up of, as I mentioned, $2.7 in restructuring, $4.5 million spent on the

SCOsource.  And then we offset – you know we had some working capital changes and then UNIX generated cash during the quarter.

(Tom Isenberg):  So from operations what was the net cash use in the quarter or was it cash positive, just from the operations, leaving aside the charge and the legal fees and all that?

(Bert Young):  It’ll be $4 million in operations cash used.

(Tom Isenberg):  $4 million?  And that doesn’t include legal?

(Bert Young):  No.  It does include the legal.

(Tom Isenberg):  All right.  But …

(Bert Young):  So if you take the legal out we generated positive cash of half a million dollars.

(Tom Isenberg):  You did.  All right.  So the six, $7 million that you have in cash remaining for the business not earmarked for legal or BayStar – you believe you’re cash flow positive now so you shouldn’t, in theory, need to touch that.

(Bert Young):  Yes.

(Darl McBride):  That’s correct.   And we did make, as we said earlier, some adjustments to the business towards the end of the quarter that we feel like we are in good shape to continue to add cash on a quarter-by-quarter basis as we go throughout this year.  So if you – if you really think of our business in two simple buckets, you’ve got the core business bucket and then you’ve got the litigation bucket.  The litigation bucket is now funded – has a set of funds over there and the fees are capped with the law firm.  And now it’s a matter of going out and having those claims heard in front of the court.

Now you come back to the core business, the core business is cash flow positive.  And we’re coming out with some new products there.  So we’re actually fairly excited about going into this new year with the increased flexibility we have in terms of having our legal fees capped and you know some strong claims over there in front of the various courts and at the same time being able to come out and take our cash flow, UNIX operations and then build on that.

(Tom Isenberg):  If the litigation takes more than two years and you sort of run out of the earmarked legal money, then Boies just pays for it themselves?

(Darl McBride):  That’s correct.  Then it converts over to his pocketbook.  That was again significant for us that he is a joint partner with us in this and that goes all the way through the appeal process.  So we don’t know how long it’s going to take to have these claims heard.  We do know we’re set to be in front of the – a jury trial in Utah in the IBM case on – November 1, 2005 is where it’s scheduled right now.

(Tom Isenberg):  Good.

(Darl McBride):  And so we’re inside of 11 months on that as we stand.  You know you go through that process.  You have the – if there are appeals, you know – so the point is we’re making progress here.  We’re approaching two years from when it started.  We’re now inside of a year from when it’s set to go to trial.  But if it does extend beyond that we have one of the most prominent litigators in America that is stacking up with us as a partner who will help us see this through to full conclusion.

(Tom Isenberg):  Right.  And I know you mentioned this before but I’m now looking at the balance sheet.  It’s funny.  There were two press releases and one didn’t have the balance sheet but the other did.  I found it.  The restricted cash, $8 million, is earmarked for legal expenses.  Then you got …

(Bert Young):  $5 million of that is.

(Tom Isenberg):  What about the other three?

(Bert Young):  The other three is royalty agreements that we collect on behalf of Novell and then send to them.  So it’s basically just a pass-through here in the Company.  We have that every quarter.

(Operator):  We’ll take our next question from Ronna Abramson of TheStreet.com.

(Ronna Abramson):  Hi.  I have just two questions.  Did Boies – did they also get some sort of options as part of the agreement?  And then also I’m just wondering if you could talk a little bit about the significance of the discovery motion in your overall case and how crucial you think it is and what role it plays.

(Darl McBride):  Well with respect to did he get options in this latest agreement, no.  The answer to that is no.  With respect to the discovery, obviously we’ve put our claims in front of the court.  We had a hearing on that on October 19.  The judge is taking that under advisement.  And you know we look forward to her ruling on that.  You know we have – we have a number of issues going on in the various cases we have here.

We have been moving those cases and the issues in those cases down the field.  And at this point it’s sort of a waiting game waiting to hear for the judge’s decision on these issues.

(Ronna Abramson):  OK.

(Operator):  Our next question will come from Al Petrofsky, a private investor.

(Al Petrofsky):  Hello.  I guess – I had a question for Bert Young just on the – on the liabilities it shows accrued compensation to law firms of $7,956,000.  I believe that showed up there originally from a transaction in October 2003 where you were going to issue 400,000 shares to Boies, Schiller.  Is that correct and did that ever happen or what’s going on with that?

(Bert Young):  That is correct.   The 400,000 shares were never issued.  And as part of this new fee agreement we’ve agreed to pay that then in cash and not issue those shares.  So the shares were never issued.  But you’re right.  That’s what that original agreement refers to.

(Al Petrofsky):  So that will disappear in the first quarter?

(Bert Young):  Pardon me?

(Al Petrofsky):  So that will be gone from the next statement?

(Bert Young):  Correct, yes.  So that’s the amount that’s been paid now into the – in this new quarter along with the amounts that were in accounts payable.  So this new agreement has superceded that previous agreement.

(Al Petrofsky):  OK.  If I could just sneak in an unrelated thing here to Darl.  You said that your motion to amend the IBM case – you wanted to add a claim of copyright infringement.  Is that correct?

(Darl McBride):  Correct.

(Al Petrofsky):  OK.

(Darl McBride):  And with respect to the – what we assert as unlicensed use of our SCO code inside of AIX for Power.

(Al Petrofsky):  OK.  And you’re just trying to add one copyright infringement claim?

(Darl McBride):  That’s correct.

(Al Petrofsky):  And that does not really change the rest of the complaint?

(Darl McBride):  That is correct.

(Al Petrofsky):  OK.

(Darl McBride):  Stand alone claim that we’re waiting on.

(Al Petrofsky):  OK, thank you very much.

(Darl McBride):  Thanks Al.

(Operator):  That is all the time we have for questions today.  If anyone has any further questions or would like to follow-up on any points, please contact the public relations team at SCO.  I’d like to turn the conference back over to Mr. Young and Mr. McBride for any additional or closing remarks.

(Darl McBride):  Again, we thank you for joining us today.  It was an interesting year, a little bit of a rollercoaster year I guess you could say in 2004.  But we like how it ended and we like the position that we’re in going forward.  I’d reiterate one more time that by having the cap in place – I believe it was the last call there were a number of questions that were coming my direction around the notion of “well what happens if you run out of cash?  Yes you might have tens of millions in cash right now but is that enough to fight the whole thing all the way to the end?”

By having this cap in place, by having the Boies team in partnership with us that question goes away and we are set to fully take these cases to full conclusion.  And we have a lot of confidence in those cases.  And we look forward to the outcome of those.  So then again, as we head into this new year we really do, as a management team, look forward to spending more direct time innovating the products.  We have some interesting things we’re working on now that we’ll talk to you about in the future.

And, we look forward to heading into the new year.  Thanks again for joining us today.  From all of us at SCO, I would like to wish all of you happy holidays and we’ll talk to you on the other side of the new year.  Thanks.

(Operator):  And once again this will conclude SCO Group’s fourth quarter and year end 2004 earnings conference.  We appreciate you being with us today.  You may disconnect at this time.

END